FOR IMMEDIATE RELEASE

COMPOSITE TECHNOLOGY FILES FOR CHAPTER 11 PROTECTION TO ADDRESS COURT ORDER OBTAINED BY LENDER

Irvine, CA – April 11, 2011 -- Composite Technology Corporation (CTC) (OTC Bulletin Board: CPTC), today announced that it has filed to reorganize under Chapter 11 of the U.S. Bankruptcy Code.  Its wholly owned subsidiary, CTC Cable Corporation, the leading producer of high-capacity energy efficient composite core conductors for electric transmission and distribution lines, also has filed for Chapter 11 protection.

The filings, made voluntarily in the U.S. Bankruptcy Court for the Central District of California, are designed to enable CTC and its subsidiary, CTC Cable, to continue to develop, produce and market its ACCC® conductor to the utility industry.

CTC’s decision to seek bankruptcy protection to protect the viability of the company has been necessitated due to actions taken by its lender last week.  On Tuesday, April 5, 2011, our lender served notice of default and accelerated its loan for $10,000,000.  On Thursday April 7, 2011, the lender filed an application for an emergency protective legal order which was granted without a hearing on Friday afternoon, April 8, 2011. The court order provides for the companies to immediately send all remaining cash recently released from the escrow containing proceeds from the sale of the wind division in 2009.  CTC’s attorneys believe that the court had not cited a basis to do so and that the companies dispute the lenders right to freeze the funds.  The lender also has attempted to freeze funds in operating accounts using account control provisions from the loan agreement. Unfortunately, chapter 11 offers the only alternative to continue to operate the company without interuption.

During the bankruptcy proceeding, CTC plans to continue operating its business in a normal fashion and timely servicing its customers’ needs.  We plan  to move forward with product sales work and to convince our strategic relationships that this reorganization should allow us to continue to deploy our ACCC® conductor product to an industry in great need of solutions for electrical grid systems.

About CTC:
Composite Technology Corporation's patented ACCC® conductor technology enables superior performance of high voltage transmission and distribution electrical grids. ACCC conductors use CTC's proven carbon fiber core which is produced by its subsidiary, CTC Cable Corporation, at its Irvine, California headquarters and delivered to qualified conductor manufacturers who produce and distribute ACCC conductors to operators of electrical grids worldwide. CTC's conductor technology significantly reduces thermal line sag and can replace similar diameter and weight traditional conductors with its higher capacity and more energy efficient ACCC conductor. It is an ideal conductor for both upgrading existing power lines as well as building new lines since the technology allows for the reduction of the number of support structures and/or a reduction of their height. Since its commercial introduction in 2005, ACCC conductor has been selected for over 10,000 kilometers (6,214 miles) of projects in all environmental and operating conditions, including severe heat and ice environments, long span applications and high capacity corridors for the modern grid. ACCC® is a registered trademark of CTC Cable Corporation.

2026 McGaw Avenue, Irvine, California 92614 USA Tel: (949) 428-8500 Fax: (949) 428-8515

For further information, visit our website: www.compositetechcorp.com or contact Investor Relations, James Carswell, +1-949-428-8500.

This press release may contain forward-looking statements, as defined in the Securities Reform Act of 1995 (the "Reform Act"). The safe harbor for forward-looking statements provided to companies by the Reform Act does not apply to Composite Technology Corporation (the “Company”). However, actual events or results may differ from the Company's expectations on a negative or positive basis and are subject to a number of known and unknown risks and uncertainties including, but not limited to, resolution of pending and threatened litigation matters involving CTC or its subsidiaries, resolution of disputes with CTC’s or subsidiaries’ creditors competition with larger companies, deelopment of and demand for a new technology, general economic conditions, the availability of funds for capital expenditure and financing in general by us and our customers, availability of timely financing, cash flow, securing sufficient quantities of essential raw materials, timely delivery by suppliers, ability to maintain quality control, collection-related and currency risks from international transactions, the successful outcome of joint venture negotiations, or the Company's ability to manage growth. Other risk factors attributable to the Company's business may affect the actual results achieved by the Company, including those that are found in the Company's Annual Report filed with the SEC on Form 10-K for fiscal year ended September 30, 2010 and subsequent Quarterly Reports on Form 10-Q and subsequent Current Reports filed on Form 8-K that will be included with or prior to the filing of the Company’s next Quarterly or Annual Report.

2026 McGaw Avenue, Irvine, California 92614 USA Tel: (949) 428-8500 Fax: (949) 428-8515